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                                                                    Exhibit 16.1

August 2, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Re:      Americare Health Scan, Inc.
         Commission File Number 1-16655

Dear Sir/Madam:

We have been the principal accountants for Americare Health Scan, Inc. ("Americare"). As of July 25, 2002, we were advised by Americare that they were terminating our services.

We have read the Company's statements included under item 4 of its amended current report on Form 8-K dated August 2, 2002. We agree with the statements contained in the first, second and fourth paragraphs therein as they pertain to London Witte & Company, P.A. We have no basis to agree or disagree with the other statements of Americare contained in their report.




LONDON WITTE & COMPANY, P.A.
Certified Public Accountants
3101 N. Federal Highway, Suite 700
Fort Lauderdale, FL  33306
Telephone (954) 566-4400